FAX NEWS RELEASE

For further information:
The Manitowoc Company, Inc.	Timothy M. Wood	Steven C. Khail
P.O. Box 66 ◆ Manitowoc WI 54221-0066	Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1767	Direct Dial: 920-652-1713
	Email: twood@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

MANITOWOC REPORTS RECORD REVENUE
AND STRONG CASH FLOW FOR 2002

Diversified business model helps weather market conditions

MANITOWOC, WI - February 10, 2003 - The Manitowoc Company, Inc. (NYSE: MTW) today reported increased revenues and strong cash flow for the fourth quarter and full year ended December 31, 2002. Net sales for the fourth quarter were $400.4 million, increasing 47 percent from $271.8 million in the fourth quarter last year. Including special items, the company reported a net loss for the quarter of $25.1 million, or a loss of $0.94 per diluted share. Excluding special items, earnings were $5.3 million, or $0.20 per diluted share, compared with $8.6 million, or $0.35 per diluted share, in the fourth quarter of 2001.

Full-year net sales increased 34 percent to $1.41 billion from $1.05 billion in 2001, primarily as a result of the Grove and Potain acquisitions. Including special items, the company reported a net loss of $20.5 million, or $0.80 per diluted share, compared with earnings of $45.5 million, or $1.86 per diluted share, in 2001. Excluding the special items, full-year 2002 earnings were $49.2 million, or $1.91 per diluted share, compared with $1.99 in 2001 before extraordinary items.

Special items in the fourth quarter included a $25.5-million provision for discontinued operations, net of tax, principally for loss on the sale of Manitowoc Boom Trucks, Inc., and a $7.7-million provision for restructuring the Crane operations pursuant to the company's integration plan ($4.9 million, net of tax).

Full-year special items include the above along with a $36.8-million charge, net of tax, related to a change in accounting for goodwill and a $3.9-million provision for Multiplex closure and consolidation costs ($2.5 million, net of tax).

"In 2002, our diversified business model helped us achieve strong revenue growth and generate over $98 million in cash from continuing operations," said Terry D. Growcock, chairman and chief executive officer. "The economy and certain of our markets have been a challenge. We're experiencing some pressure in our Crane segment. However, our Foodservice and Marine segments achieved both revenue and operating earnings increases."

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Other 2002 highlights include:

  Double-digit sales increases in all segments;
  Healthy cash from continuing operations of $98 million;
  Positive EVA despite expected dilution from Potain and Grove acquisitions;
  Growth in sales, earnings, and market share in ice and beverage businesses driven by new products;
  Completion of the Grove Worldwide acquisition, a leading manufacturer of mobile telescopic cranes;
  Implementation of a comprehensive integration and reorganization plan within Manitowoc's Crane segment;
  Growth in North American market share for the lattice-boom, tower and mobile telescopic crane product lines; and
  Delivery of two double-hull tank barges and two Coast Guard buoy tenders.

Fourth-Quarter Business Segment Results
Net sales in the Crane segment increased 70 percent to $233.0 million, as the Grove acquisition more than offset a decline in crawler crane sales. Operating earnings before amortization and restructuring charges declined 54 percent to $8.2 million. Total Crane segment backlog stood at $133.8 million at the end of 2002.

"Declining demand for crawler cranes adversely affected earnings and operating margins throughout the fourth quarter," said Growcock. "Worldwide demand for tower cranes and other lifting solutions remained strong. This somewhat offset the crawler crane decline and showed the strength of our strategy to create both geographic and product diversity. As we move into 2003, we will continue to align our crane businesses to take advantage of cross-selling opportunities as well as purchasing, operations, and distribution efficiencies. We are well on our way to achieving our goal to create one, unified, world-class crane organization to serve customers efficiently around the world," continued Growcock.

Net sales for the Foodservice segment increased 16 percent to $105.0 million, and operating earnings increased 4 percent to $11.7 million, due to the variety of new products introduced during year as well as aggressive consolidation and cost-reduction efforts. Results were particularly strong in the ice and beverage businesses. An amended contract, signed in the fourth quarter, has resolved the principal issues which adversely impacted Diversified Refrigeration's results in 2002.

Net sales for the Marine segment increased 40 percent to $62.4 million, and operating earnings increased 10 percent to $3.9 million, due to increased new construction. Repair work activity remained slow in the fourth quarter. "The repair work that we expected during the fourth quarter will now occur during the first quarter of 2003, as many ships continued to sail on the Great Lakes over the winter," added Growcock.

Strategic Update

"Over the past two years, Manitowoc has invested approximately $575 million in the acquisitions of Potain and Grove," explained Growcock. "Since that time, demand, particularly for U.S. crawler crane applications, has softened. This has not diminished the strategic advantages we've attained from these acquisitions. Principal among these are the ability to cross-market a wider range of products across a broader geographic area as well as the opportunity to become a high-quality, low-cost producer via operating synergies focused on best practices. In some ways, the current landscape has intensified our focus and effort in each of these pursuits. Manitowoc is also fortunate in the success of its diversified business model. With Foodservice and Marine, we have two businesses that continue to generate strong earnings and cash flow to support our Crane integration program."

Future Guidance

"We believe that 2003 will begin slowly and improve modestly in the second half," stated Growcock. "We expect that the same economic and market issues that affected the construction and crane industry in 2002 will persist in 2003. Conversely, we believe our Foodservice business should outpace the industry. We project consolidated sales for 2003 to grow approximately 20 percent. This is due primarily to a full year effect of Grove and growth in Foodservice. Internal sales for 2003 are expected to be flat compared to 2002 for the full year. We are targeting a full-year EPS range that's flat to 10 percent ahead of 2002 before special items. We will also continue to focus on our proven strategies of operational excellence and new-product development. By aggressively pursuing these initiatives, Manitowoc will be strongly positioned to excel when our markets and the economy improve."

Conference Call Information

The Manitowoc Company will host a conference call today, February 10, at 10:00 a.m., Eastern Time. The call will also be broadcast live, via the Internet, at Manitowoc's Web site: http://www.manitowoc.com.

About The Manitowoc Company

The Manitowoc Company, Inc. is the world's largest provider of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, boom trucks, and aerial work platforms. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

Forward-looking Statements
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

  Manitowoc's anticipated revenue gains, margin improvements, and cost savings, new foodservice and crane product introductions,
  foreign currency fluctuations,
  the risks associated with growth,
  geographic factors and political and economic risks,
  added financial leverage resulting from acquisitions,
  actions of company competitors,
  changes in economic or industry conditions generally or in the markets served by our companies,
  Great Lakes water levels,
  steel industry conditions,
  work stoppages and labor negotiations,
  the ability of our customers to receive financing, and
  the ability to complete and appropriately integrate acquisitions, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Company contact:
Timothy Wood
Vice President
& Chief Financial Officer
920-652-1767